Exhibit 10.1

H-Cyte, Inc.

201 E. Kennedy Blvd, Suite 700

Tampa, FL 33602

July 27, 2020

William E. Horne

c/o: H-Cyte, Inc.

201 E. Kennedy Blvd, Suite 700

Tampa, FL 33602

Re: Second Amendment to Employment Agreement dated October 9, 2018

Dear Bill:

Reference is made to the Employment Agreement, dated October 9, 2018, between you and Medovex Corp., now known as H-Cyte, Inc.(the “Company”), as amended by that certain Amendment Letter to Employment Agreement dated as of April 17, 2010, between you and the Company (as amended, the “Employment Agreement”). Capitalized terms used in this letter (this “Letter”) and not defined have the meanings given to them in the Employment Agreement.

This Letter confirms the agreement among you and the Company that the Employment Agreement is further amended to modify the terms of your Base Salary payable thereunder. In furtherance of the foregoing, Section 3(a) of the Employment Agreement is amended to provide that effective as of the date of this Letter, your Base Salary shall be $12,500.00 per month (i.e., $150,000.00 per annum); provided that effective on the first day of the calendar month immediately following the Qualified Financing Closing, your Base Salary will be increased to a total of $20,833.33 per month (i.e. $250,000.00 per annum). As used herein, “Qualified Financing Closing” has the meaning set forth in that certain Secured Convertible Note and Warrant Purchase Agreement dated as of April 17, 2020, by and among the Company and the Purchasers signatory thereto. Any subsequent modifications to your Base Salary or any additional compensation to be paid to you in connection with your employment shall be only be as you, the Company and FWHC Holdings, LLC may agree in writing after the date of this Letter.

This Letter further confirms that you have previously tendered your resignation as the Company’s Chief Executive Officer, with such resignation to be effective upon such time as the Company is able to hire a replacement chief executive officer to succeed you. Upon such time the replacement chief executive officer has been hired, your employment with the Company will be deemed to have terminated and such termination shall not be deemed to constitute either (i) a termination by you for Good Reason or (ii) a termination by the Company without Cause. For further clarity, upon the termination of your employment you shall no longer be entitled to any Base Salary or other compensation under the terms of your Employment Agreement.

This Letter further confirms that you are owed an amount equal to $108,000 with respect to Base Salary which you did not receive during the calendar year 2018 and with respect to which you have agreed to defer payment (the “Unpaid 2018 Salary”). You hereby agree to continue to defer payment of all or any portion of the Unpaid 2018 Salary until such time as there is positive cash flow to meet the Company’s financial obligations, upon which time the Company and you will work together in good faith to establish a payment plan for such Unpaid 2018 Salary.

For avoidance of doubt, you and the Company hereby irrevocably acknowledge and agree that the foregoing modifications to your Base Salary shall not constitute Good Reason as defined in the Employment Agreement, notwithstanding anything to the contrary in the Employment Agreement. You further hereby unconditionally release, waive, forever discharge, and covenant not to sue the Company, FWHC Holdings, LLC and each of their parents, subsidiaries and affiliates, and each of their respective present and former directors, agents, attorneys, employees, partners, investors, shareholders, members, insurers, predecessors, successors, assigns, and representatives (collectively, the “Released Parties”), from any and all actual or potential claims, complaints, liabilities, obligations, promises, actions, causes of action, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, that you have ever had or now have from the beginning of time through the date of this Letter arising out of or relating to any prior deferrals, reductions or waivers you previously made with respect to your Base Salary or any other compensation to which you may have been entitled to in connection with your employment with the Company, including without limitation any claims relating to offers to issue you shares of capital stock (or any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive shares of capital stock) in the Company in connection with any such deferral, reduction or waiver, provided that the foregoing release shall not be deemed to apply to your rights with respect to the Unpaid 2018 Salary.

The Employment Agreement shall be deemed to be modified and amended in accordance with the express provisions of this Letter and the respective rights, duties and obligations of the parties under the Employment Agreement shall continue to be determined, exercised and enforced under the terms thereof subject to this Letter. In the event of inconsistency between the express terms of this Letter and the terms of the Employment Agreement, the terms of this Letter shall govern. This Letter may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. The Released Parties shall be express third party beneficiaries of this Letter.

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Please sign this Letter in the space indicated below to acknowledge your agreement to the foregoing.

Sincerely,

H-CYTE, INC.

By:	/s/ Jeremy Daniel
Name:	Jeremy Daniel
Title:	Chief Financial Officer

Acknowledged and agreed as of the date set forth above:

/s/ William Horne
WILLIAM E. HORNE

Acknowledged and agreed as of the date set forth above:

FWHC HOLDINGS, LLC

By:	HOA Capital, LLC, its manager

By:	/s/ J. Rex Farrior
Name:	J. Rex Farrior, III
Title:	Manager

Signature Page to Second Amendment Letter to Horne Employment Agreement